Exhibit 99.1

MORGANS HOTEL GROUP ELIMINATES $10.5 MILLION OF CONSOLIDATED DEBT

NEW YORK – NEW YORK—(BUSINESS WIRE)—January 14, 2011— Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) announced today that it has transferred its interests in the property across the street from Delano in South Beach to SU Gale Properties, LLC. As a result of this transaction, MHG is relieved of $10.5 million of non-recourse mortgage and mezzanine indebtedness that was previously consolidated on its balance sheet.  The property across the street from Delano in South Beach was a development property with no operations and generated no Earnings before Interest Tax, Depreciation and Amortization (“EBITDA”) during 2010. The transfer is not expected to result in a material gain or loss.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector.  Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico.  Morgans Hotel Group has other property transactions in various stages of completion in various locations around the world. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts:
Jennifer Foley
Vice President of Public Relations
Morgans Hotel Group
212.277.4166
jennifer.foley@morganshotelgroup.com